UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☒           Definitive Additional Materials
☐           Soliciting Material Pursuant to § 240.14a-12

Whitestone REIT
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

July 17, 2008

Dear Shareholder:

As your Board of Trustees, it is a pleasure to write and tell you how pleased we are with the progress that has been made at Whitestone REIT in the past 20 months.  As you know, you were promised ownership in a public real estate trust, whose shares would trade on a stock exchange.  As such, the marketplace could then determine the value of your shares and provide you with liquidity.  While there are three items that are being presented to you for a vote at our Annual Meeting of Shareholders on July 29th, this letter is intended to share details about two of the items that will bring Whitestone another step closer to being listed on a stock exchange.

The proposals recommended by the Board in the Proxy Statement are as follows:

1.	The election of Donald F. Keating to serve as a trustee until our
2011 Annual Meeting of Shareholders,

2.	The approval of the Whitestone REIT 2008 Long Term Equity
Incentive Ownership Plan, and

3.	The approval of Whitestone’s Articles of Amendment and Restatement.

Investment bankers advised us in 2005 that the management of Whitestone must be internalized to eliminate potential conflicts of interest to attract the interest of institutional investors.  We made the changes in October 2006 to internalize the management; however, litigation ensued related to the termination of the advisory and management agreements with our former external advisor and property manager.  The litigation recently ended in May of 2008, when a settlement and five-year standstill agreement were reached.   The settlement involved our exchanging two properties, Garden Oaks and Northeast Square retail plazas, and our receiving all of the equity ownership of the former chairman and chief executive officer, which was approximately 1.4 million common shares and operating partnership units.  The five-year standstill means that the former chairman and chief executive officer will not have any involvement in Whitestone and similarly we will have no involvement in his company, including no investments in voting securities or proxy proposals. The entire litigation process, though, has prolonged our efforts to gain a public listing.

2600 South Gessner	Phone (713) 827-9595	info@whitestonereit.com
Suite 500	Toll Free (866) 789-7348	www.whitestonereit.com
Houston, Texas 77063	Fax (713) 465-8847

While we missed a “window” from 2004 to mid-2007 to list and trade our shares, we anticipate the opportunity will return in the next 12 to 24 months. In preparation, investment bankers and potential institutional investors with whom we have met over the past year have told us the following: (1) management must have significant stock ownership to align their interests with the interests of shareholders, and (2) Whitestone’s Declaration of Trust must conform to more stringent underwriting standards and requirements acceptable to institutional investors.  Two of the proxy proposals for the Annual Meeting seek to accomplish those goals.

We have submitted to you with a recommendation that you approve the 2008 Long Term Equity Incentive Ownership Plan.  As background relating to the Board’s decision to approve this item and recommend it to the shareholders for approval, the Compensation Committee, comprised of the independent trustees of the Board, hired an independent consultant who is a recognized expert in compensation plans for REITs, to evaluate Whitestone and compare it with other companies in the REIT industry.  He developed a plan to encourage, incent, and ultimately reward the management and employee team based on their success in producing exceptional results for shareholders over the long term.  We believe that the value of shareholders’ ownership interest will be maximized if the management and employee team has a stake in the long-term financial success of Whitestone and the team can earn equity ownership.

Whitestone’s real estate business is somewhat complicated by having three different types of “C” class properties.  It is a public filing company with the Securities and Exchange Commission, yet non-traded.  Comprised of approximately 3.0 million square feet, our 35 properties are smaller with few anchor tenants.  Attaining occupancies in the 90% range is a challenge with over 700 tenants that have an average size space of only 2,000 square feet.

Whitestone’s primary asset is its platform on which we must capitalize to profitably grow as a real estate company, otherwise we will stagnate.  To grow, we need to restructure our debt, raise equity, sell old assets, purchase newer assets and portfolios, redevelop some of our existing properties, diversify our risk into other geographic markets, list our shares, and then raise equity in the future as warranted.  We have the management and employee team in place that has the education, experience, knowledge, and relationships to accomplish these major objectives, though they have no equity ownership.  We believe the time is right to provide an equity based incentive plan recognizing what they have accomplished over the past 20 months and committing to them the opportunity to earn ownership in the future.

The Long Term Equity Incentive Ownership Plan is a tangible program that encourages an entrepreneurial approach in the entrepreneurial business of real estate, and we believe this equity plan is required to sufficiently motivate our management and employee team to maximize shareholder return.  The proposed 2008 Long Term Equity Incentive Ownership Plan has been recommended by the Compensation Committee, approved by the Board of Trustees, and is recommended for your approval at the Annual Meeting of Shareholders.  The plan is discussed in the Proxy Statement.

We have also proposed amending and restating the current Declaration of Trust.  Investment banking firms with whom we are discussing the preparation for listing our shares on a stock exchange and our securities counsel have advised us that changes should be made to our Declaration of Trust to conform more closely to the charters of listed REITs.  A change in Whitestone’s Declaration of Trust requires the approval of 50% of the outstanding common shares. The Board of Trustees recommends your support of this amendment, as it will bring us closer to listing our shares on a stock exchange without materially affecting your rights as current shareholders.  The Declaration of Trust changes are explained further in the Proxy Statement.

Whitestone has hired Georgeson Inc., a proxy solicitation firm, to call and explain these items and answer any questions you may have.  Georgeson’s toll free telephone number is (888) 605-7515 if you wish to call to discuss any of the proxy proposals.  As always, you can call our management or trustees with your questions as well.  For your convenience, we have also enclosed a proxy card and return envelope so that you can vote your shares if you do not have the card that was mailed with the Proxy Statement.  If you have already voted the original proxy card, you can disregard the enclosed card.

For those who are able to attend, we look forward to seeing you at our Annual Meeting of Shareholders on July 29, 2008, at 10:00 a.m., at the Westchase Marriott in Houston.  For those who will not be able to join us, we ask your support of the proxy proposals discussed above as well as electing Donald F. Keating to a three-year term.  Don is experienced as a trustee, has a substantial background in finance, and has been a shareholder for a number of years.

We thank you for your continued confidence and support, and look forward to a prosperous future.

Sincerely,

/s/ James C. Mastandrea
James C. Mastandrea
Chairman of the Board of Trustees

/s/ Jack Mahaffey
Jack Mahaffey
Trustee and Chairman of the Compensation Committee

/s/ Chris Minton
Chris Minton
Trustee and Chairman of the Audit Committee

/s/ Don Keating
Don Keating
Trustee and Chairman of the Nominating Committee